UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

250 WEST 57TH STREET ASSOCIATES L.L.C.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On December 12, 2012, Malkin Holdings L.L.C., the supervisor of 250 West 57th Street Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant:

December 12, 2012

TO PARTICIPANTS IN 250 WEST 57th ST. ASSOCIATES L.L.C. (“Associates”):

We enclose the operating report of the lessee, Fisk Building Associates L.L.C., for the fiscal year of the lease ended September 30, 2012. The lessee reported profit of $7,869,128 subject to additional rent for the lease year ended September 30, 2012, as against profit of $9,452,901 subject to additional rent for the lease year ended September 30, 2011. Additional rent for the lease year ended September 30, 2012 was $4,310,566; $752,004 was advanced as primary additional rent so that the secondary additional rent is $3,558,562.

From the additional rent, Associates will reserve $1,503,000 for professional fees, supervisory fees, annual NYS LLC filing fees and general contingencies, resulting in $2,055,562 available for distribution. Professional fees include offering costs, formation transaction expenses and other costs related to the proposed consolidation of Associates into Empire State Realty Trust, Inc. and the subsequent IPO.

Associates has incurred approximately $2,600,000 towards the proposed consolidation and IPO through September 30, 2012. As set forth in the draft S-4 on file with the SEC, when the proposed consolidation and IPO are concluded, proceeds of the IPO will fund a special distribution to participants from a reimbursement of all Associates’ advances.

Malkin Holdings receives a payment in respect of its profits interest equal to 10% of distributions in excess of 15% per annum on the original cash investment of $3,600,000. Accordingly, Malkin Holdings received $205,556 and the balance of $1,850,006 will be distributed to the participants today.

The additional distribution of $1,850,006 represents a return of 51.4% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that distributions for the lease year ended September 30, 2012 were at an annual rate of 71.4%. This compares with an additional distribution last year of $2,562,704, or 71.2% on the original cash investment, resulting in total distributions last year at an annual rate of 91.2%.

If you have any question about the enclosed material, please communicate with the undersigned.

Cordially yours,

MALKIN HOLDINGS LLC

By:	Mark Labell
Senior Vice President, Finance

ML/fm

Encs.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and supervisor, and each officer and director of them or of Empire State Realty Trust, Inc. (the “REIT”) may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the REIT’s Registration Statement on Form S-4, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4 and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the website of the Securities and Exchange Commission at www.sec.gov.

250 West 57th St. Associates L.L.C.

Computation of Additional Payment to

Malkin Holdings LLC and Distribution

For the Lease Year Ended September 30, 2012

Secondary additional rent		$3,558,562

Less: Reserve for professional fees, increased supervisory fees and general contingencies	$1,500,000
NYS filing fee	3,000	1,503,000

		2,055,562
Primary additional rent for the lease year ended September 30, 2012		752,000

		2,807,562

Less: Additional basic payment to Malkin Holdings from primary overage rent		12,000

Total rent to be distributed		2,795,562

Less: 15% return on $3,600,000 investment		540,000

Subject to additional payment at 10% to Malkin Holdings		$2,255,562

Additional payment at 10%		$225,556
Paid to Malkin Holdings as advance for additional rent		20,000

Balance of additional payment to Malkin Holdings		$205,556

Summary:
Additional distribution to participants		$1,850,006
Payment to Malkin Holdings, as above		205,556

Total secondary additional rent available for distribution to participants and payment to Malkin Holdings		$2,055,562